Exhibit 99.2

CONTACT:
David Hollister, CFO Broder Bros., Co. (215) 291-6140

FOR IMMEDIATE RELEASE

September 2, 2004

Broder Bros., Co. Will Host Conference Call to Discuss its Combination with NES Clothing Company

Philadelphia, PA—Broder Bros., Co., (“Broder” or the “Company”) the largest U. S. distributor of imprintable sportswear, announced on August 31, 2004 that it had acquired NES Clothing Company (“NES”), the leading distributor of imprintable sportswear in New England. Bain Capital, a leading global private equity firm headquartered in Boston, Massachusetts, currently owns the majority stake in Broder. Prior to the merger, NES was privately owned.

NES employs approximately 250 employees and operates two distribution centers located in Middleboro, MA and Charlotte, NC. NES generated $131.8 million of revenue during the twelve months ended June 30, 2004, with earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $5.6 million. Summary financial information of NES for the twelve months ended June 30, 2004 and a reconciliation of Income before Cumulative Effect of Accounting Change to EBITDA are included in this release.

The purchase price was approximately $31.7 million, which included payment of consideration to NES shareholders, retirement of all NES indebtedness and payment of transaction fees. Broder Bros., Co. funded the acquisition with $12.4 million of new equity invested by Bain Capital and $19.3 million of borrowings using available capacity under the Company’s existing asset-based credit facility.

NES becomes Broder’s third brand alongside its “broder” and “Alpha Shirt Company” brands. Strategically, NES provides strong market share in regions complementary to existing Broder operations, offers a product line consistent and cohesive with Broder merchandise offerings and creates synergistic opportunities with minimal expected impact on customers.

The Company will hold a conference call for investors to discuss the acquisition on Thursday, September 9, 2004 at 10:30 AM EST. The domestic dial-in number for the call is (800) 395-0708. A replay of the call will be available until September 16, 2004 at 11:59 PM EST. To access the replay, dial (888) 203-1112 and enter access code 880476.

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About Broder Bros., Co. (www.broderbros.com and www.alphashirt.com). Broder Bros., Co. is the largest wholesaler of imprintable sportswear and accessories in the United States. With headquarters in Philadelphia and distribution centers throughout the country, Broder has the largest combined one- and two-day shipping areas. Broder distributes a broad collection of blank

T-shirts, sport shirts, fleece, jackets, sweaters and dress shirts through its “broder” and “Alpha Shirt Company” divisions from nationally recognized suppliers such as Gildan, Hanes, Fruit of the Loom, Jerzees, and Outer Banks to screen printers, embroiderers and promotional product distributors. The broder division has exclusive relationships with brands including Nike Golf and Perry Ellis, as well as its own private label lines including Desert Wash and Luna Pier. The Alpha Shirt Company division has exclusive relationships with brands including Columbia Sportswear and Champion, as well as its own private label lines including Devon & Jones and Authentic Pigment.

About NES Clothing Company (www.nesclothing.com). NES Clothing Company is a distributor of blank apparel to screen printers, embroiderers and promotional product distributors across the U.S. and Canada. NES carries such recognizable name brands as Lee, IZOD, Bella, Bill Blass, Wrangler, Arnold Palmer, Fruit of the Loom and Hanes as well as its exclusive Harvard Square private label line.

About Bain Capital (www.baincapital.com). Bain Capital is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $21 billion in assets under management. Since its inception in 1984, the firm has made private equity investments and add-on acquisitions in over 225 companies around the world, in a variety of sectors, including in industrial, manufacturing, and distribution businesses. Bain Capital partners with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in New York, London and Munich.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our increasing emphasis on direct sourced product; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

Summary NES Financial Information

Twelve Months Ended June 30, 2004

$ in Millions – unaudited

Net sales	$131.8

Gross profit	$22.8

Operating expense	$19.3

Income before cumulative effect of accounting change	$2.5

Interest	0.6
Taxes	0.4
Depreciation and amortization	0.6
Excess seller compensation	1.6
Below market rent	(0.1)

EBITDA	$5.6

EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA as presented herein also includes an adjustment for excess selling shareholder compensation incremental to contracted consideration going forward, and an adjustment to reflect facility operating lease expense at the contracted rate going forward. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.